Exhibit 14.2
ALLIED HEALTHCARE INTERNATIONAL INC.
SUPPLEMENTAL CODE OF CONDUCT
This Supplemental Code of Conduct (the “Code”) has been adopted by the Board of Directors of Allied Healthcare International Inc. (the “Company”) and is intended to apply to all directors, officers and executive managers of the Company. References in this Code to the Company means the Company or any of its subsidiaries.
I. Purpose of Code
The purpose of this Code is to promote the honest and ethical conduct of all directors, officers and executive managers of the Company (each such person being referred to herein as a “Covered Person”), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; compliance with all applicable governmental rules and regulations and all Company policies and procedures; prompt internal reporting of violations of this Code; and accountability for adherence to this Code.
This Code is intended to serve as a source of guiding principles. This Code cannot, and is not intended to, address all of the situations you may encounter. There will be occasions where you are confronted by circumstances not covered by policy or procedure and where you must make a judgment as to the appropriate course of action. In those circumstances we encourage you to use your common sense. You may also bring questions about particular circumstances to the Chairman of the Audit Committee of the Company who may consult with counsel as appropriate.
II. Conflict of Interest; Corporate Opportunity
No Covered Person shall, directly or indirectly, engage or participate in, or authorize, any transactions or arrangements involving, or raising questions of, possible conflict, whether ethical or legal, between the interests of the Company and the personal interests of the Covered Person or his or her family. As a Covered Person, it is imperative that you avoid any investment, interest or association that interferes, might interfere, or might be thought to interfere, with your independent exercise of judgment in the Company’s best interest. No Covered Person shall take for himself or herself personally any opportunity that arises through the use of corporate property, information or position or shall use corporate property, information or position for personal gain.
For purposes of this policy, a member of a Covered Person’s family shall include a spouse, parents, stepparents, in-laws, siblings, children, stepchildren and any other person residing in the Covered Person’s residence.
Gifts and Personal Benefits. No Covered Person or any member of his or her family shall, directly or indirectly, seek, accept or retain gifts or other personal or business favors from any vendor, supplier or customer of the Company or from any individual or organization seeking to do business with the Company. Social amenities customarily associated with legitimate business relationships are permissible. These include the usual forms of entertainment such as lunches or dinners as well as occasional gifts of modest value. While it is difficult to define “customary,” “modest” or “usual” by stating a specific dollar amount, common sense should dictate what would be considered extravagant or excessive.

Competing Interests. No Covered Person or any member of his or her family may compete with the Company. No Covered Person or any member of his or her family may serve as a director, officer, employee of or consultant to a competitor, vendor, supplier, customer or other business partner of the Company without the prior written approval of the Company’s Audit Committee;
No Covered Person or any member of his or her family who (i) serves as a director, officer, employee of or consultant to, or (ii) directly or indirectly owns a financial interest in, or has an obligation to, a competitor, vendor, supplier, customer or other business partner of the Company, which interest or obligation is significant to such Covered Person or family member may represent the Company in conducting business with such entity or person without the prior written approval of the Company’s Audit Committee.
No Covered Person or any member of his or her family may act as a broker, finder or other intermediary for his or her benefit or for the benefit of any third party in a transaction involving the Company without the prior written approval of the Company’s Audit Committee.
Use of Company Assets or Information. Covered Persons must protect the Company’s assets and information and may not use any such assets or information for any personal or unlawful purpose.
Covered Persons and their family members shall comply with the Company’s policy on Trading in Company Securities.
III. Nondisclosure of Company Information
Covered Persons must not at any time, during or after their association with the Company, disclose confidential or proprietary Company information (including information about any entity that is doing business with the Company) to anyone outside the Company except as specifically authorized in the performance of the Covered Person’s duties and consistent with Company policy.
Only designated Company spokespersons may communicate any information on the Company’s behalf to the media (including news, financial and trade publications/outlets), market professionals (e.g., securities analysts, investment funds and other institutional investors, investment managers and broker-dealers) or Company shareholders.
IV. Proper Accounting and Financial Integrity; Accurate Periodic Reports
All transactions must be executed only in accordance with management’s general or specific authorization. The Company’s books, records and accounts must reflect, accurately and fairly and within the Company’s regular system of accountability, all of the Company’s transactions and the acquisition and disposition of its assets. All transactions shall be accurately recorded to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied and other applicable rules, regulations and criteria, and to insure full accountability for all assets and activities of the Company. Under no circumstances shall there be any unrecorded funds or assets of the Company, regardless of the purposes for which such fund or asset may have been intended, or any improper or inaccurate entry, knowingly made on the books and records of the Company. No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting the payment.

All Covered Persons must cooperate fully with the Company’s internal audit staff, independent auditors and counsel to enable them to discharge their responsibilities to the fullest extent.
As you are aware, full, fair, accurate, timely and understandable disclosure in the Company’s periodic reports filed with the SEC and NASDAQ is required by SEC and NASDAQ rules and is essential to the Company’s continued success. Covered Persons must exercise the highest standard of care in preparing such reports.
V. Compliance with Laws, Rules and Regulations
Recognition of the public interest must be a permanent commitment of the Company in the conduct of its affairs. The activities of the Company and all of its Covered Persons and employees acting on its behalf must always be in full compliance with both the letter and spirit of all laws, rules and regulations applicable to our business. Furthermore, no Covered Person or employee should assist any third party in violating any applicable law, rule or regulation. This principle applies whether or not such assistance is itself, unlawful. All Covered Persons must respect and obey the laws of the cities, states and countries in which we operate and avoid even the appearance of impropriety. When there is a doubt as to the lawfulness of any proposed activity, advice must be sought from the Company’s counsel.
Violation of applicable laws, rules or regulations may subject the Company, as well as any Covered Persons involved, to severe adverse consequences, including imposition of injunctions, monetary damages (which could far exceed the value of any gain realized as a result of the violation, and which may be tripled in certain cases), fines and criminal penalties, including imprisonment. In addition, actual or apparent violations of applicable laws, rules and regulations by the Company or any Covered Person can undermine the confidence of the Company’s customers, investors, creditors and bankers, as well as that of the general public. Covered Persons who fail to comply with this Code and applicable laws will be subject to disciplinary measures up to and including termination of employment from, or other service to the Company.
VI. Internal Communication and Enforcement of Policy
Communication of the policies contained in this Code will be made to all Covered Persons who will be required to sign the attached Acknowledgement of Receipt and Understanding.
It is important that each Covered Person comply not only with the letter but, equally importantly, the spirit of these policies. If you believe that one of the Company’s Covered Persons is acting in a manner that is not in compliance with this policy, or that you have been requested to so act in such a manner, you should immediately bring this matter to the attention of the Chairman of the Company’s Audit Committee. In order to encourage uninhibited communication of such matters, such communications will be treated confidentially to the fullest extent possible and no disciplinary or other retaliatory action will be taken against a Covered Person who communicates such matters.

VII. Reporting of Any Illegal or Unethical Behavior
We have a strong commitment to conduct our business in a lawful and ethical manner. We encourage our Covered Persons to talk to supervisors, managers or other appropriate personnel or Company officials as applicable when in doubt about the best course of action in a particular situation and to report violations of laws, rules and regulations, or of this Code. We prohibit retaliatory action against any Covered Person, who, in good faith, reports a possible violation. It is unacceptable to file a report knowing it to be false.
The Sarbanes-Oxley Act of 2002 (the “Act”) requires all publicly traded companies to establish procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls or auditing matters. The Act also requires Covered Persons to confidentially and anonymously report concerns regarding questionable accounting or auditing matters. This includes any circumstances where it is believed that fraud or other irregularities may be occurring within the Company.
Any persons wishing to report such accounting issues can be assured the situation will be handled with the highest level of anonymity and confidentiality. In addition, there is a high level of protection granted under the Act to persons reporting incidents. The Act states that the Company may not discharge, harass or in any manner discriminate against any individual providing information.
We encourage anyone with information regarding these matters to contact the Chairman of the Company’s Audit Committee. If you wish to provide information anonymously, please mail it in a sealed envelope addressed to “Chairman of the Audit Committee — Complaints” and place it in a second envelope addressed to the Company’s Audit Committee.
VIII. Compliance, Interpretation of the Code and Effects of Failure to Comply
Any questions regarding this Code or its application should be discussed with the Chairman of the Audit Committee or the Company’s counsel.
Conduct violating this Code is expressly outside any Covered Person’s scope of employment or other service to the Company. Any Covered Person whose conduct violates this Code will be subject to disciplinary action by the Company, including, in the Company’s discretion, discharge and/or forfeiture of any benefits or rights (including contractual rights) which, under applicable law, are forfeitable upon discharge for cause, and to the enforcement of such other remedies as the Company may have under applicable law.
Covered Persons are expected to sign the attached Acknowledgment of Receipt and Understanding upon joining the Company and again periodically when requested as part of the Company’s compliance procedures.
IX. Amendments to and Waivers of the Code
Any amendment to or waiver of this Code will be made only by the Board of Directors and notified in writing and will be promptly disclosed as required by law or stock exchange regulation. Any waiver of the code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed to shareholders, along with the reasons for the waiver.
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ACKNOWLEDGEMENT OF RECEIPT AND UNDERSTANDING
OF
ALLIED HEALTHCARE INTERNATIONAL INC.
SUPPLEMENTAL CODE OF CONDUCT
I hereby acknowledge that I have been provided with Allied Healthcare International Inc.’s (the “Company”) Supplemental Code of Conduct (the “Code”). I further acknowledge that I have read the Code in its entirety and that I understand it. I agree to observe the policies and procedures contained in the Code and have been advised that, if I have any questions or concerns relating to such policies or procedures, I should discuss them with the Chairman of the Company’s Audit Committee or the Company’s counsel. I understand that failing to abide by the Company’s Code could lead to disciplinary action up to and including termination of employment or other service to the Company. I also understand that no one other than the Board of Directors has the authority to waive any provision of the Code and that any waiver must be in writing.
My signature below indicates my understanding of the Company’s Code, my agreement to abide by the policies and procedures contained therein and my certification that I have complied with such policies and procedures while I have been associated with the Company.

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